Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2007, except for Note 15 as to which the date is February 19, 2008, relating to the financial statements, which appears in FirstMerit Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007.
Columbus, Ohio
December 15, 2008